MOORE & ASSOCIATES, CHARTERED

      ACCOUNTANTS AND ADVISORS

        PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form SB2/A of Blue Mountain Resources Inc, of our report dated March 21, 2007 on our audit of the financial statements of Blue Mountain Resources Inc as of October 31, 2006, and the related statements of operations, stockholders’ equity and cash flows from inception March 17, 2006 through October 31, 2006 and for the period then ended, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered

Moore & Associates Chartered

Las Vegas, Nevada

August 24, 2007

2675 S. Jones Blvd. Suite 109, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501